Exhibit 4.3

Dated
4 DECEMBER 2017
between
TELENET BVBA
as Company

AND

THE BANK OF NOVA SCOTIA
as Facility Agent

AMENDMENT AGREEMENT TO THE CREDIT AGREEMENT

TABLE OF CONTENTS

Page

1.	INTERPRETATIONS 1

2.	AMENDMENTS 1

3.	MISCELLANEOUS 2

4.	GOVERNING LAW 2

THIS AGREEMENT is dated 4 December 2017 and made
BETWEEN

(1)	TELENET BVBA (formerly known as TELENET NV), a company registered in Belgium with the Crossroads Bank for Enterprises under number 0473.416.418 (RLP Antwerp, division Mechelen) (the “Company”); and

(2)	THE BANK OF NOVA SCOTIA as the Facility Agent, under and as defined in the Credit Agreement (the “Facility Agent”).
BACKGROUND

(A)
We refer to the credit agreement, originally dated 1 August 2007 and as amended and restated by supplemental agreements dated 22 August 2007, 11 September 2007, 8 October 2007, 23 June 2009, 25 August 2009, 4 October 2010 and 2 November 2015 and as further amended and restated on 10 August 2017 and made between, amongst others, the Company as original borrower and The Bank of Nova Scotia as facility agent (the “Credit Agreement”), as further amended by this Agreement (the “Amended Credit Agreement”).

(B)	This Agreement is supplemental to and amends the Credit Agreement.

(C)
Pursuant to clause 28 (Amendments and waivers) of the Credit Agreement, the Majority Lenders have consented to the amendments to the Credit Agreement contemplated by this Agreement. Accordingly, the Facility Agent is authorised to sign this Agreement on behalf of the Finance Parties.

IT IS AGREED as follows:

1.	INTERPRETATIONS

1.1	Definitions
Capitalised terms defined in the Credit Agreement have, unless expressly defined in this Agreement, the same meaning in this Agreement.

1.2	Construction

(a)
The provisions of clause 1.2 (Construction) of the Credit Agreement apply to this Agreement as though they were set out in full in this Agreement except that references to the Credit Agreement are to be construed as references to this Agreement.

(b)	The “Effective Date” means the date on which each party has signed this Agreement (whether the same or in different counterparts) and has delivered the same to the Facility Agent.

2.	AMENDMENTS
The parties hereto agree that with effect from the Effective Date the Credit Agreement shall be amended as follows:

(a)	the definition of Affiliate in Clause 1.1 (Definitions) shall be deleted and replaced with the following:

““Affiliate” means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company provided that in relation to any clause, reference or provision that uses such term:
(a)     an Affiliate of the Company that issues any notes, bonds or other securities for the purpose of on-lending the proceeds of such issuances under a Facility and to a Borrower under this Agreement and which acts in accordance with the terms of any indentures or other documents governing such issuances (a “Designated Notes Issuer”) shall not be an Affiliate of the Company or any of its Affiliates; and
(b) a Designated Notes Issuer shall be deemed not to be managed by, or under the control of, the Company or any of its Affiliates.”

(b)	the definition of Restricted Person in Clause 1.1 (Definitions) shall be deleted and replaced with the following:
““Restricted Person” means any Affiliate of a Borrower and, following any Parent Joint Venture Transaction, any Joint Venture Parent, any Subsidiary of the Joint Venture Parent and any Parent Joint Venture Holders (in each case, other than a member of the Group) provided that any Designated Notes Issuer that is not a member of the Group shall, notwithstanding the proviso to the definition of “Affiliate”, be a “Restricted Person” except for the purposes of:
(a) the definition of “Pledge of Subordinated Shareholder Loans”;
(b) the definition of “Subordinated Creditor”; and
(c) Clause 21.14 (Shareholder Loans).”

(c)	the definition of Permitted Payment in Clause 1.1 (Definitions) shall be amended to add a new paragraph (ll) as follows (and to label the existing paragraph (ll) as paragraph (mm)):

“(ll)
to any Designated Notes Issuer in connection with any fees, costs, indemnity claims or other expenses payable to it in connection with transactions related to the issuance of any notes, bonds or other securities; and”

(d)	The following definition of Designated Notes Issuer shall be added to Clause 1.1 (Definitions):
““Designated Notes Issuer” has the meaning given to that term in the definition of “Affiliate”.”

3.	MISCELLANEOUS

(a)	Each of this Agreement and the Amended Credit Agreement is a Finance Document.

(b)	Subject to the terms of this Agreement:

(i)	the Credit Agreement will remain in full force and effect and, from the Effective Date, the Credit Agreement and this Agreement will be read and construed as one document; and

(ii)	except as otherwise provided in this Agreement, the Finance Documents remain in full force and effect.

(c)
The provisions of clauses 35 (Counterparts) and 39 (Enforcement) of the Credit Agreement apply to this Agreement as though they were set out in full in this Agreement except that references to the Credit Agreement are to be construed as references to this Agreement.

4.	GOVERNING LAW
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SIGNATORIES

THE COMPANY
TELENET BVBA

AUTHORIZED SIGNATORY
By: _______________________________

JOHN PORTER
AUTHORISED SIGNATORY

(Signature Page to the Amendment Agreement)

FACILITY AGENT
THE BANK OF NOVA SCOTIA

AUTHORIZED SIGNATORY                AUTHORIZED SIGNATORY
By: _______________________________        By: _______________________________

AUTHORIZED SIGNATORY         AUTHORIZED SIGNATORY
DIRECTOR            DIRECTOR

(Signature Page to the Amendment Agreement)